ASSET PURCHASE AGREEMENT


                                  by and among


                      CURTISS-WRIGHT FLIGHT SYSTEMS, INC.,

                           CURTISS-WRIGHT CORPORATION,

                              VISTA CONTROLS, INC.,

                             LDS ACQUISITION CORP.,

                           LAU ACQUISITION CORPORATION

                                       and

                             LAU DEFENSE SYSTEMS LLC



                             dated October 24, 2001

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                                    Exhibits


Exhibit A                  Assumption Agreement

Exhibit B                  Financial Statements

Exhibit C                  Purchase Price Allocation

Exhibit D                  Transition Services Agreement

Exhibit E                  Sample Earnout Calculation




                                    Schedules

Schedule 1.18              Employees
Schedule 2.2(m)            Leasehold Interests
Schedule 2.3(g)            Excluded Inventory
Schedule 1.44              Sellers' Knowledge
Schedule 2.7               Earnout
Schedule 3.2               Breaches
Schedule 3.5               Government Approvals
Schedule 3.7               Condition of Assets
Schedule 3.8               Taxes
Schedule 3.9               Compensation
Schedule 3.10              Employee Benefit Plans
Schedule 3.11              Compliance with Legal Requirements
Schedule 3.12              Legal Proceedings; Orders
Schedule 3.13              Absence of Certain Changes and Events
Schedule 3.14              Intellectual Property Assets
Schedule 3.15              Contracts
Schedule 3.16              Labor Relations; Compliance
Schedule 3.17              Insurance
Schedule 3.22              Gross Profit Margins
Schedule 4.3               Government Approvals
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                                TABLE OF CONTENTS



ARTICLE I. DEFINITIONS...................................................1

   Section 1.1        "Accounts Receivable"..............................1
   Section 1.2        "Acquisition Agreements"...........................1
   Section 1.3        "Actual Gross Profit"..............................1
   Section 1.4        "Affiliate"........................................1
   Section 1.5        "Arbiter"..........................................1
   Section 1.6        "Assumed Liabilities"..............................1
   Section 1.7        "Assumption Agreement:.............................2
   Section 1.8        "Balance Sheet"....................................2
   Section 1.9        "Business".........................................2
   Section 1.10       "Buyer"............................................2
   Section 1.11       "Cash Purchase Price"..............................2
   Section 1.12       "Closing" and Closing Date"........................2
   Section 1.13       "Closing Date Net Book Value"......................2
   Section 1.14       "Closing Financial Statements".....................2
   Section 1.15       "Code".............................................2
   Section 1.16       "Contracts"........................................2
   Section 1.17       "Earnout", "Earnout Payment", "Earnout Period"
                       and "Earnout Year"................................2
   Section 1.18       "Employees"........................................3
   Section 1.19       "Escrow Agent".....................................3
   Section 1.20       "Escrow Funds".....................................3
   Section 1.21       "Excluded Assets"..................................3
   Section 1.22       "Files and Records"................................3
   Section 1.23       "Final Adjustments Report".........................3
   Section 1.24       "Financial Statements".............................3
   Section 1.25       "GAAP".............................................3
   Section 1.26       "Governmental Body"................................3
   Section 1.27       "HSR Act"..........................................3
   Section 1.28       "Inventories"......................................3
   Section 1.29       "LDS Assets".......................................3
   Section 1.30       "LDS Business".....................................3
   Section 1.31       "Lau"..............................................4
   Section 1.32       "Leases"...........................................4
   Section 1.33       "Legal Requirement"................................4
   Section 1.34       "Material Adverse Effect"..........................4
   Section 1.35       "Person"...........................................4
   Section 1.36       "Pre-Closing Bonus"................................4
   Section 1.37       "Prepaid Expenses".................................4
   Section 1.38       "Proceeding".......................................4
   Section 1.39       "Purchased Assets".................................4
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   Section 1.40       "Reference Net Book Value".........................4
   Section 1.41       "Representative"...................................4
   Section 1.42       "Resource Allocations".............................4
   Section 1.43       "Sellers"..........................................4
   Section 1.44       "Sellers' Knowledge"...............................4
   Section 1.45       "Stock"............................................5
   Section 1.46       "Tangible Personal Property".......................5
   Section 1.47       "Tax" or "Taxes"...................................5
   Section 1.48       "Transition Services Agreement"....................5
   Section 1.49       "Unit".............................................5


ARTICLE II. PURCHASE AND SALE............................................5

   Section 2.1        Closing............................................5
   Section 2.2        Purchase and Sale..................................5
   Section 2.3        Excluded Assets....................................7
   Section 2.4        Purchase Price; Payment; Assumed Liabilities;
                      Allocation.........................................8
   Section 2.5        Cash Purchase Price Adjustment....................10
   Section 2.6        Final Adjustments.................................10
   Section 2.7        Earnout Payment...................................12


ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLERS..................15

   Section 3.1           Organization...................................15
   Section 3.2           Authorization; Enforceability..................15
   Section 3.3           Capitalization.................................16
   Section 3.4           Financial Statements...........................16
   Section 3.5           Government Approvals...........................16
   Section 3.6           Fixed Assets; Properties; Liens................17
   Section 3.7           Condition of Assets............................17
   Section 3.8           Taxes..........................................17
   Section 3.9           Compensation...................................17
   Section 3.10          Employee Benefit Plans.........................17
   Section 3.11          Compliance With Legal Requirements.............18
   Section 3.12          Legal Proceedings; Orders......................18
   Section 3.13          Absence of Certain Changes and Events..........18
   Section 3.14          Intellectual Property Assets...................18
   Section 3.15          Contracts......................................18
   Section 3.16          Labor Relations; Compliance....................19
   Section 3.17          Insurance......................................19
   Section 3.18          Real Property..................................19
   Section 3.19          Brokerage......................................19
   Section 3.20          Accounts Receivable............................19
   Section 3.21          Inventory......................................19
   Section 3.22          Gross Profit Margins...........................19
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   Section 3.23          Rights to TASS and Qupid Programs..............19
   Section 3.24          Price Adjustment...............................19


ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER.....................20

   Section 4.1           Organization...................................20
   Section 4.2           Authorization; Enforceability..................20
   Section 4.3           Government Approvals...........................20
   Section 4.4           Brokerage......................................21
   Section 4.5           Investment.....................................21


ARTICLE V. COVENANTS OF SELLERS.........................................21

   Section 5.1           Access and Investigation.......................21
   Section 5.2           Conduct of Business............................21
   Section 5.3           Required Approvals.............................21
   Section 5.4           No Negotiation.................................21
   Section 5.5           Additional Information.........................21
   Section 5.6           Reasonable Efforts.............................22
   Section 5.7           Non-Solicitation; Non-Interference.............22


ARTICLE VI. COVENANTS OF BUYER..........................................22

   Section 6.1           Required Approvals.............................22
   Section 6.2           Employees and Employee Benefits................22
   Section 6.3           Reasonable Efforts.............................23


ARTICLE VII. CONDITIONS TO BUYER'S OBLIGATIONS..........................24

   Section 7.1           Accuracy of Representations and Warranties.....24
   Section 7.2           Sellers' Performance...........................24
   Section 7.3           Officer's Certificate..........................24
   Section 7.4           Governmental Consents..........................24
   Section 7.5           HSR............................................24
   Section 7.6           No Injunctions.................................24
   Section 7.7           Consents.......................................24
   Section 7.8           Conveyances....................................25
   Section 7.9           Lease Agreement................................25
   Section 7.10          Employment Agreements..........................25
   Section 7.11          Adequate Customer Assurances...................25
   Section 7.12          Schedules and Exhibits.........................25
   Section 7.13          Transition Services Agreement..................25
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ARTICLE VIII. CONDITIONS TO SELLERS' OBLIGATIONS........................25

   Section 8.1           Accuracy of Representations and Warranties.....25
   Section 8.2           Buyer's Performance............................25
   Section 8.3           Officer's Certificate..........................25
   Section 8.4           Governmental Consents..........................25
   Section 8.5           HSR............................................26
   Section 8.6           No Injunctions.................................26
   Section 8.7           Purchase Price.................................26
   Section 8.8           Assumption Agreement...........................26
   Section 8.9           Lease Agreements...............................26
   Section 8.10          Employment Agreements..........................26
   Section 8.11          Schedules and Exhibits.........................26
   Section 8.12          Transition Services Agreement..................26


ARTICLE IX. POST-CLOSING COVENANTS......................................26

   Section 9.1           Further Assurances.............................26
   Section 9.2           Retention of Records...........................27
   Section 9.3           Litigation Support.............................27
   Section 9.4           Payment of Liabilities.........................27
   Section 9.5           No Section 338 Election........................27


ARTICLE X. NONCOMPETITION...............................................27

Section 10.1             Noncompetition.................................27
Section 10.2             Breach.........................................27
Section 10.3             Severability...................................28


ARTICLE XI. TERMINATION AND ABANDONMENT.................................28

Section 11.1             Termination....................................28
Section 11.2             No Waiver......................................28


ARTICLE XII. INDEMNIFICATION............................................28

Section 12.1             Indemnity by Sellers and Lau...................28
Section 12.2             Indemnity by Buyer.............................29
Section 12.3             Threshold and Ceiling..........................30
Section 12.4             Tax Benefits and Insurance Coverage............30
Section 12.5             Exclusive Remedy...............................30
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ARTICLE XIII. MISCELLANEOUS.............................................31

Section 13.1             Expenses.......................................31
Section 13.2             Public Announcements...........................31
Section 13.3             Confidentiality................................31
Section 13.4             Notices........................................31
Section 13.5             Survival.......................................32
Section 13.6             Entire Agreement...............................32
Section 13.7             Waiver and Amendment...........................32
Section 13.8             No Third Party Beneficiary.....................33
Section 13.9             Severability...................................33
Section 13.10            Headings and Interpretation....................33
Section 13.11            Governing Law..................................33
Section 13.12            Dispute Resolution.............................33
Section 13.13            Assignment.....................................34
Section 13.14            Taxes..........................................34
Section 13.15            Bulk Transfer Laws.............................34
Section 13.16            Attorneys Fees.................................34
Section 13.17            Counterparts...................................34

                            ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE  AGREEMENT (this  "Agreement"),  dated as of the
24th day of October, 2001, by and among Curtiss-Wright Flight Systems, Inc., a Delaware corporation ("CW Flight"), Curtiss-Wright Corporation, a Delaware corporation ("CW Corporation") (CW Flight and CW Corporation referred to collectively as "Buyer"), Lau Defense Systems LLC, a Massachusetts limited liability corporation ("LDS"), LDS Acquisition Corp., a Massachusetts corporation ("LDS Acquisition"), Lau Acquisition Corporation ("Lau"), a Massachusetts Corporation and Vista Controls Inc., a California corporation ("Vista") (LDS, LDS Acquisition and Vista are collectively referred to as "Sellers").
                              W I T N E S S E T H:

            WHEREAS, Buyer desires to acquire all of Sellers' right, title and interest in and to the assets, business and properties used in connection with the Business of Sellers, and Sellers desire to transfer to Buyer all of such assets, business and properties.

            NOW, THEREFORE, the parties hereto hereby agree as follows:
                                   ARTICLE I.

                                   DEFINITIONS

The following terms, when used in this Agreement, shall have the meanings indicated below:

        Section 1 "Accounts Receivable" shall have the meaning ascribed to such term in Section 2.2 hereof.
        Section 1.2 "Acquisition Agreements" shall mean this Agreement, the Assumption Agreement, the Transition Services Agreement, and any other agreements or instruments which are executed in connection with this Agreement in order to effectuate the transfer of any of the Purchased Assets or the assumption of any of the Assumed Liabilities, collectively.
        Section 1.3 "Actual Gross Profit" shall have the meaning ascribed to such term in Section 2.7.
        Section 1.4 "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person, where control means the possession, directly or indirectly, of the power to vote 50% or more of the voting securities or other equity interest of a Person.
        Section  1.5  "Arbiter"  shall have the  meaning  ascribed  such term in
Section 2.6.
        Section 1.6 "Assumed Liabilities" shall have the meaning ascribed to such term in Section 2.4 hereof.

        Section 1.7 "Assumption Agreement" shall mean the Assumption Agreement to be entered into between Buyer and Sellers with respect to the assumption of the Assumed Liabilities in substantially the form of Exhibit A hereto.
        Section 1.8 "Balance Sheet" shall mean the unaudited pro forma consolidated balance sheet of the Business as of June 30, 2001, in the form provided to Buyer by LDS and as adjusted for the terms of this Agreement, annexed hereto as part of the Financial Statements in Exhibit B hereto.
        Section 1.9 "Business" shall mean the products and/or services that Sellers offer for sale or lease or have under research and/or development as of the Closing Date of the transaction contemplated by this Agreement including, without limitation, defense electronics and anti-personnel sensors (including the TASS and Qupid programs), as well as Sellers' right to and in all operations and facilities used in the development and/or production of such products and/or services. The Business does not include any products, services, intellectual property, trade secrets or other assets of Lau or any of its Affiliates other than the Sellers or any other Excluded Assets, including, but not limited to, facial recognition technology.

        Section 1.10......"Buyer" shall mean Curtiss-Wright Flight Systems, Inc.
and Curtiss-Wright Corporation.

        Section 1.11......"Cash  Purchase Price" shall have the meaning ascribed to such term in Section 2.4 hereof.

        Section  1.12......"Closing"  and "Closing Date" shall have the meanings ascribed to such terms in Section 2.1 hereof.

        Section  1.13......"Closing  Date Net Book Value"  shall mean the number obtained by subtracting (a) the sum of the liabilities of the Business existing on the Closing Date and reflected on the pro forma Closing Date balance sheet (excluding the corporate credit line from Lau), which constitute Assumed Liabilities, from (b) the sum of the tangible assets (other than cash) of the Business existing on the Closing Date and reflected on the Closing Date balance sheet, which constitute Purchased Assets. The Closing Date Net Book Value shall be calculated in accordance with the principles set forth in Section 2.6.

        Section 1.14......"Closing  Financial Statements" shall have the meaning ascribed to such term in Section 2.6 hereof.

        Section  1.15......"Code"  shall mean the Internal Revenue Code of 1986, as amended.

        Section  1.16......"Contracts"  shall mean all written leases (including the Leases), agreements, contracts, licenses, purchase orders and other legally binding commitments of Sellers, including, without limitation, subcontracts from Lau under so-called Section 8(a) programs and the GM Cope joint venture.

        Section  1.17......"Earnout",  "Earnout  Payment",  "Earnout Period" and
"Earnout Year" shall have the meanings ascribed to such terms in Section 2.7 hereof.

        Section   1.18......"Employees"  shall  mean  those  Persons  listed  on
Schedule 1.18.

        Section 1.19......"Escrow Agent" shall have the meaning ascribed to such term in Section 2.4(b) hereof.

        Section 1.20......"Escrow Funds" shall have the meaning ascribed to such term in Section 2.4 (b) hereof.

        Section  1.21......"Excluded  Assets" shall have the meaning ascribed to such term in Section 2.3 hereof.

        Section 1.22......"Files and Records" shall have the meaning ascribed to such term in Section 2.2(a)(vii) hereof.

        Section  1.23......"Final  Adjustments  Report"  shall have the  meaning ascribed to such term in Section 2.6 hereof.

        Section 1.24......"Financial Statements" shall have the meaning ascribed to such term in Section 3.4 hereof.

        Section  1.25......"GAAP"  shall mean generally accepted U.S. accounting principles as applied on a basis consistent with the accounting policies and procedures used by Sellers in preparing the June 30, 2001 financial statements.

        Section  1.26......"Governmental  Body" shall mean any  federal,  state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing, arbitration panel, commission or similar dispute resolving panel or body.

        Section  1.27......"HSR Act" shall mean the Hart-Scott-Rodino  Antitrust
Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        Section  1.28......"Inventories" shall have the meaning ascribed to such term in Section 2.2(a)(iv) hereof.

        Section  1.29......"LDS  Assets" shall have the meaning ascribed to such term in Section 2.2(a).

        Section 1.30......"LDS Business" shall mean the products and/or services that LDS offers for sale or lease or have under research and/or development as of the Closing Date of the transaction contemplated by this Agreement including, without limitation, defense electronics and anti-personnel sensors (including the TASS and Qupid programs), as well as LDS' rights to and in all operations and facilities used in the development and/or production of such products and/or services. The Business does not include any products, services, intellectual property, trade secrets or other assets or rights of Lau or any of its Affiliates other than LDS or any other Excluded Assets, including, but not limited to, facial recognition technology.

        Section  1.31......"Lau"  shall  mean Lau  Acquisition  Corp.  d/b/a Lau
Technologies.

        Section  1.32......  "Leases"  shall mean,  collectively,  the leasehold interests in the real property listed on Schedule 2.2(m).

        Section  1.33......"Legal  Requirement"  shall mean any federal,  state, local, foreign or other administrative order, constitution, law, ordinance, regulation or statute.

        Section  1.34......"Material  Adverse  Effect"  shall  mean  a  material adverse effect on the condition, results of operations, properties, or assets of the Business.

        Section  1.35......"Person"  shall  mean  any  individual,   corporation
(including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

        Section 1.36......"Pre-Closing Bonus" shall have the meaning ascribed to such term in Section 2.4 (d) hereof.

        Section 1.37......"Prepaid  Expenses" shall have the meaning ascribed to such term in Section 2.2(a)(i) hereof.

        Section  1.38......"Proceeding"  shall  mean  any  action,  arbitration, investigation, litigation, or suit (including any civil, criminal, administrative, investigative, or appellate proceeding) commenced, brought, conducted, or heard by or before any Governmental Body.

        Section  1.39......"Purchased Assets" shall have the meaning ascribed to such term in Section 2.2(c) hereof.

        Section  1.40......"Reference  Net Book  Value"  shall  mean the  number obtained by subtracting (a) the sum of the liabilities of the Business reported on June 30, 2001 as set forth in the Balance Sheet (excluding the corporate credit line with Lau), which constitute Assumed Liabilities from (b) the sum of the tangible assets (other than cash) of the Business reported on June 30, 2001 as set forth in the Balance Sheet, which constitute Purchased Assets.

        Section   1.41......"Representative"   shall  mean  with  respect  to  a
particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

        Section 1.42......"Resource Allocations" shall have the meaning ascribed to such term in Section 2.7.

        Section  1.43......"Sellers"  shall mean Lau Defense  Systems,  LLC, LDS
Acquisition Corp., and Vista Controls, Inc.

        Section 1.44......"Sellers'  Knowledge" shall mean the actual knowledge, as of October 24, 2001, of the employees of the Sellers or Lau who are listed on
Schedule 1.44.

        Section  1.45......"Stock"  shall have the meaning assigned to such term in Section 2.2(b).

        Section  1.46......"Tangible  Personal  Property" shall have the meaning ascribed to such term in Section 2.2(a)(iii) hereof.

        Section 1.47......"Tax" or "Taxes" shall mean all material income, gross receipts, sales, stock transfer, excise, bulk transfer, use, employment, franchise, profits, or property taxes, fees, stamp taxes and duties, assessments, levies or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

        Section   1.48......"Transition   Services  Agreement"  shall  mean  the
Transition Services Agreement to be entered into between Lau and/or Sellers and Buyer in substantially the form attached as Exhibit D hereto.

        Section 1.49......"Unit" shall have the meaning ascribed to such term in
Section 2.7 hereof.

                                  ARTICLE II.

                                PURCHASE AND SALE

        Section 2.1 Closing. The purchase and sale (the "Closing") provided for in this Agreement shall take place at 10:00 a.m. (Eastern Standard Time), on ____________, 2001 at the offices of Hill & Barlow, a Professional Corporation, or at such other time, date, or place, as Buyer and Sellers may agree. The date on which the Closing shall take place is referred to as the "Closing Date." The Closing shall be deemed to be effective as of 12:01 a.m. (Eastern Standard Time) on the Closing Date.

        Section 2.2 Purchase and Sale.

            (a) At the Closing, Sellers will sell, convey, transfer, assign and deliver to CW Flight, and CW Flight will purchase from Sellers all of Sellers' right, title and interest in and to the assets of the LDS Business (collectively, the "LDS Assets") including, without limitation:

                (i) All Sellers prepaid assets and prepaid expenses  existing on the accounting records of Sellers relating to the LDS Business as of the Closing Date (the "Prepaid Expenses");

                (ii) All accounts  receivable of the LDS Business created in the ordinary course of business of Sellers and of the nature of those accounts receivable set forth on the Balance Sheet as of the Closing Date (collectively, the "Accounts Receivable");

                (iii) All items of tangible  personal  property owned by Sellers used in the ordinary course of business of the LDS Business and on hand as of the Closing Date including, without limitation, tooling, machinery, equipment, furniture and fixtures and office equipment (collectively, the "Tangible Personal Property"); all assignable warranties and licenses issued to Sellers in connection with the Tangible Personal Property; and any assignable claims, credits and rights of recovery with respect to the Tangible Personal Property;

                (iv) The inventories of finished goods,  raw materials,  work in progress, repair stock, parts and supplies maintained by Sellers for the LDS Business which are on hand as of the Closing Date, but not including the inventory described on Schedule 2.3(g) (the "Inventories"); all assignable warranties and licenses issued to Sellers in connection with the Inventories; and any assignable claims, credits and rights of recovery with respect to the Inventories;

                (v) All  Contracts  of  Sellers  relating  to the LDS  Business, including those listed on Schedule 3.15 hereto;

                (vi) All of the intellectual property rights owned by the Sellers used for the LDS Business, including assignable licenses to any third party intellectual property used in the LDS Business and copyright in any documentation, product specifications, and software (source and machine code) for products and services that are part of the LDS Business;

                (vii) All  papers  and  records  in  Sellers'  care,  custody or control which relate to any or all of the Purchased Assets and to the operations of the LDS Business, whether in hard copy, magnetic tape or other format including, without limitation, customer and prospective customer files, vendor and prospective vendor files, maintenance records, warranty and customer support obligation records, sales and advertising material, documentation, specifications, technical manuals, outstanding proposals and accounting and financial records, provided that Sellers will not be required to violate any confidentiality provisions of third parties relating to third party confidential information (collectively, "Files and Records");

                (viii) All of Sellers' assignable rights to memberships in trade organization and all of Sellers' certificates, licenses, permits, authorizations and approvals issued by any governmental authority, agency or other instrumentality in connection with the LDS Business;

                (ix) All  rights  and  assets  relating  to the  TASS and  Qupid programs;

                (x) The right to use the  corporate  name "Lau Defense  Systems"
            for a period of five (5) years dating from the Closing and the right to use the corporate name "LDS Acquisition Corp." from and after the Closing as corporate names and solely in connection with the Business and provided that Buyers will take reasonable measures to avoid confusion with Lau's use of the "Lau" name, trademark and service-mark;

                (xi) The  right to  sub-lease  the  leasehold  interests  in the office spaces at 24 Porter Road and 30 Porter Road in Littleton, MA, to the extent of the space depicted on Schedule 2.2 (m), on terms similar to those currently provided to LDS; and

                (xii) All rights that  Sellers  and Lau have in the  information technology system(s) used to perform Sellers' information technology requirements in connection with the Business, including but not limited to the hardware and software used in connection with the Power Growth information technology system, provided that Lau and Sellers shall be entitled to a reasonable transition period during which to obtain their own replacement information technology system(s).

            (b) At the Closing, LDS and LDS Acquisition Corp. will sell, convey, transfer, assign and deliver to CW Corporation, and CW Corporation will purchase from LDS and LDS Acquisition all of the issued and outstanding capital stock of LDS Acquisition and Vista, and the related stock ledgers and corporate record books and all rights in the name "Vista Controls" (collectively, the "Stock").

            (c) At the Closing and subsequent to the Closing, CW Flight will assume all of the obligations and liabilities associated with the LDS Assets to the extent set forth in this Agreement and CW Corporation will assume all of the obligations and liabilities associated with the Stock (Stock and LDS Assets referred to collectively as "Purchased Assets"), including all obligations associated with and requirements to perform under the Contracts.

        Section 2.3 Excluded Assets. Notwithstanding Section 2.2 above, there shall be excluded from the Purchased Assets the following (collectively, the "Excluded Assets"):

            (a) Cash;

            (b) Any products, services, intellectual property, trade secrets, or other assets of Lau or any of its Affiliates other than the Sellers;

            (c) Any use of the "Lau" trademark other than in connection with "Lau Defense Systems" as provided in Section 2.2(a)(x);

            (d) Any asset or property that would otherwise be included in the Purchased Assets but the assignment or attempted assignment of which would be invalid or would constitute a breach of contract, including the Contracts; provided, however, that any asset or property referred to in this clause shall be held and/or received by Sellers or its Affiliates for the use and at the direction and for the benefit of Buyer or its designee(s);

            (e) The LDS limited liability operating agreement dated as of October 1, 1999, as amended, the LDS certificate of formation, and other documents relating to the organization, maintenance, and existence of LDS as a limited liability company;

            (f) The redemption agreements between LDS and certain of its members;

            (g) All assets set forth on Schedule 2.3 (g), except that Sellers agree to maintain such assets in storage in a bonded warehouse during the Earnout Period (as such is defined in Section 2.7 of this Agreement) to be made available exclusively to Buyer for purchase during the Earnout Period. Seller agrees to sell to Buyer all assets set forth on
        Schedule 2.3 (g) at the greater of the then current market price for such assets or Seller's original cost, such cost documented as agreed to by Buyer and Sellers, provided that if such assets are no longer available in the market, then Buyer agrees that Sellers shall make the market and establish a reasonable market price, upon receipt of purchase orders from Buyer, and Buyer agrees not to purchase assets of the nature set forth on Schedule 2.3(g) from any other source during the Earnout Period unless Sellers' stock of such assets is fully depleted before the end of the Earnout Period; and

            (h) The obligations of LDS under the Stock Purchase Agreement among LDS, LDS Acquisition, Vista and the former shareholders of Vista dated as of September 30, 1999 (the "SPA"), it being understood that LDS is not assigning such Agreement to the Buyer.

        Section 2.4 Purchase Price; Payment; Assumed Liabilities; Allocation.

            (a) In consideration for the purchase of the Purchased Assets, Buyer will pay, or will cause its Affiliates to pay, the Cash Purchase Price as set forth in Section 2.4(b) hereof, which shall be subject to adjustment as set forth in Section 2.5 hereof, and Buyer will assume, or will cause its designee(s) to assume, at the Closing, the Assumed Liabilities specified in Section 2.4(c) hereof.

            (b) At the closing, Buyer will deliver to Sellers, or will cause its designee(s) to deliver to Sellers, on behalf of itself: (i) the sum of thirty six million nine hundred thousand dollars in U.S. currency (US$ 36,900,000) (the "Cash Purchase Price"), such amount to be delivered by wire transfer to accounts specified by Sellers; and (ii) the sum of four million one hundred thousand dollars in U.S. currency ($4,100,000), such amount to be delivered by wire transfer to an interest-bearing account established at Commerce Bank and Trust in Worcester, Massachusetts ("Escrow Agent") and to be held by such Escrow Agent as security against the post-closing obligations of Sellers (the "Escrow Funds") under the terms and conditions of the Escrow Agent's standard escrow agreement until eighteen months from the Closing Date, at which time the remaining Escrow Funds shall be wired to an account specified by the Sellers. The Cash Purchase Price shall be adjusted pursuant to Section 2.5 hereof, and the amount of any reduction in the Cash Purchase Price shall be paid to Buyer out of the Escrow Funds at the time of such adjustment. In the event that the Cash Purchase Price is increased by the adjustment provided for in Section 2.5, the additional funds shall be wired to the account specified by the Seller at the time of such adjustment. The interest earned by such Escrow Funds will inure to the benefit of the party or parties receiving the Escrow Funds pursuant to this Agreement. If the Parties both receive sums from the Escrow Funds, each party will receive a share of the interest in the percentage their share is of the total Escrow Funds.

            (c) Effective as of the Closing Date (as defined below), and in addition to any other liabilities expressly assumed by Buyer under this Agreement, Buyer shall assume responsibility for the performance and satisfaction of the following (the "Assumed Liabilities"):

                (1) All  liabilities  and  obligations  of the Sellers which are listed on the Balance Sheet other than the Sellers' obligations under their corporate credit line with Lau;

                (2) All  liabilities  and  obligations of the Sellers which have arisen or accrue after the date of the Balance Sheet in the ordinary course of business and which are of a type that would in accordance with GAAP be reflected on the balance sheet in the quarter in which they arise;

                (3) All obligations of the Sellers under the agreements, contracts, leases, licenses, and other arrangements included in the Purchased Assets;

                (4) By virtue of Buyer's purchase of Stock, and  notwithstanding
            Section 2.3(h) above, Buyer shall assume all of the liabilities and obligations of LDS Acquisition to the former shareholders of Vista relating to the earnout for the year ending September 30, 2002, as more particularly described in Section 1.2.3 of the SPA;

                (5) All obligations  and  liabilities  related to the ownership, use, possession or condition of the Purchased Assets arising on or after the Closing Date including the compliance requirements under the Contracts and any related government compliance or audit requirements;

                (6) Liability for Taxes relating to the Purchased Assets with respect to any period or part thereof commencing immediately after the Closing Date; and

                (7) Liability for any product liability including, without limitation, by operation of applicable law, in connection with products shipped by Buyer or otherwise relating to the Purchased Assets on or after the Closing Date.

            The assumption by Buyer of all liabilities relating to the Agreements and the underlying Purchased Assets, including all Assumed Liabilities, shall be effective upon the Closing Date unless the terms hereof expressly state that such liabilities shall transfer at another time.

            (d) Unless otherwise provided in the Agreements, Buyer will not assume or agree to pay, perform or discharge any liability or obligation of Sellers or their Affiliates other than the Assumed Liabilities. In particular but not to the exclusion of other liabilities, Buyer will not assume or agree to pay, perform or discharge any liability of the Sellers or their Affiliates relating to or arising out of any environmental conditions or for employee bonuses, if any, due to employees of the Business for the periods prior to the Closing Date ("Pre-Closing Bonus"). Sellers agree to pay any outstanding amounts due to any employees for any Pre-Closing Bonuses prior to the Closing Date.

            (e) The Cash Purchase Price (and other  capitalization  costs) shall be allocated as specified in Exhibit E hereto for all purposes (including financial accounting and tax purposes). None of Buyer, Sellers or their respective Affiliates, shall file any tax return or take any position, tax or otherwise, or make any filing inconsistent with the allocations set forth in Exhibit E.

        Section 2.5 Cash Purchase Price Adjustment. In accordance with the procedures set forth in Section 2.6, the Cash Purchase Price shall be either:

            (a) decreased to the extent that the Reference Net Book Value is greater than the Closing Date Net Book Value; or

            (b) increased to the extent the Reference Net Book Value is less than the Closing Date Net Book Value.
        Section 2.6 Final Adjustments. Final adjustments to the Cash Purchase Price will be determined as follows:

            (a) Buyer will prepare, in good faith and in accordance with GAAP a consolidated pro forma balance sheet of the Business as of the Closing Date (the "Closing Financial Statements"), together with a report (the "Final Adjustments Report"), based on the Closing Financial Statements, setting forth in reasonable detail Buyer's calculation of the Closing Date Net Book Value. Buyer shall deliver the Closing Financial Statements and Final Adjustments Report to Sellers within 90 days after the Closing Date. In preparing the Closing Financial Statements, Buyer will use the following practices. The closing date balance sheet ("Closing Date Balance Sheet") will be prepared in a proper and consistent basis in accordance with the standards, principles and practices utilized in the Balance Sheet. No change in accounting principles used in preparing the Balance Sheet will be made in preparing the closing date balance sheet of the Sellers. The Sellers' consolidated closing date balance sheet account will be prepared on a basis that is consistent with the Balance Sheet including, but not limited to, the following:

                (i) For  purpose of valuing  Inventory  and  long-term  contract balances: Inventory will be valued on a consistent basis between the Closing Date Balance Sheet and the Balance Sheet. Consistency would include the margins utilized in the calculation of the Inventory included in the PIR sheets as of June 30, 2001, which shall not change for the Closing Balance Sheet calculation based upon any judgmental changes regarding profitability of a job (i.e. margin change) with no activity since June 30, 2001; for any contracts that are materially closed out between June 30, 2001 and the Closing Balance Sheet, changes will be made only to comply with GAAP and Percentage-of-Completion accounting rules; the Inventory at Closing will include the actual overhead rate rather than the applied 150% overhead rate calculated by the system; all contract margins, including Estimate-at-Completion (EAC) margins, shall be calculated using the actual overhead rate rather than the applied 150% rate; and all stock/inventory with no value (i.e. capitalized labor and overhead on closed jobs) will be valued at zero in the Closing Date Balance Sheet.

                (ii) For purposes of calculating  depreciation and amortization:
            the bases and rates of depreciation and amortization used in the Balance Sheet will be consistently applied at the Closing Date Balance Sheet. No changes to the depreciation and amortization rates as well as the accumulated balances, including retroactive changes, will be allowed in the interim period between the two balance sheets.

                (iii) For the purposes of  calculating  provisions and accruals:
            the Closing Balance Sheet shall only reflect decreases in provisions and accruals since the Balance Sheet that result from utilization of the provision or accrual (i.e. payment of services, use over time, etc.) and adjustments to the actual rates incurred up to the Closing Date, both according to GAAP rules. Any Changes in judgment between the two period will not be reflective in the Closing Date Balance Sheet.

            (b) Within 30 days after receipt of the Closing Financial Statements and the Final Adjustments Report, Sellers shall notify Buyer of its objections to the Final Adjustments Report, if any. Any amount which is not in dispute shall, within five business days after the expiration of the review period, be paid by wire transfer in immediately available funds. Any payment to be made by Sellers shall be first paid from the Escrow Funds.

            (c) The parties  shall in good faith  attempt to resolve any dispute with respect to the Final Adjustments Report and/or the Closing Financial Statements, such resolution of the dispute to be conclusive and binding upon the parties. If the parties do not reach agreement resolving the dispute within 15 days after notice is given by Sellers to Buyer pursuant to clause (b) above, the parties shall submit the dispute to a nationally recognized independent accounting firm mutually agreeable to the parties, which firm shall not have had a material relationship with either Buyer or Sellers or their respective Affiliates within the two years preceding the appointment (the "Arbiter"), for resolution. If the parties cannot agree on the selection of the independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding upon the parties. Promptly, but no later than 20 days after its acceptance of its appointment as Arbiter, the Arbiter shall determine, based solely on presentations by Buyer and Sellers, and not by independent review, only those issues in dispute and shall render a report as to the dispute and the resulting change in computations in the Final Adjustments Report and/or the Closing Financial Statements, if any, which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter shall use GAAP in the manner described in Section 2.6(a) above in determining balances in the balance sheet, and shall not take into account any changes in circumstance or events occurring after the close of business on the Closing Date. The fees, costs and expenses of the Arbiter (i) shall be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Buyer (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and
        (ii) shall be borne by Sellers in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Buyer (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted. Whether any dispute is resolved by agreement among the parties or by the Arbiter, changes to the Final Adjustments Report and the Closing Financial Statements shall be made hereunder only for items as to which Buyer has taken exception as provided herein. Buyer and Sellers each shall make available to the other (upon the request of the other) their respective work papers generated in connection with the preparation or review of the Final Adjustments Report and the Closing Financial Statements. The payment required after determination of all disputed amounts will be made by the responsible party therefor to the other party by wire transfer of immediately available funds within three business days after the final determination is made.

        Section 2.7 Earnout Payment As more specifically described below, the Sellers may earn additional consideration ("Earnout") in the form of annual earnout payments (each an "Earnout Payment") depending on the ability of the Buyer and its subsidiaries, divisions and affiliates to achieve organic Gross Profit Growth from the Unit, as defined below, during the five Earnout Years (the "Earnout Period") following the Closing Date with respect to the gross profits base set forth below.

            A base Earnout of $12,500,000 will be allocated equally across the five-year Earnout Period, i.e. $2,500,000 per year.

            The Earnout Payment for each Earnout Year shall be equal to:

            (Actual Gross Profit minus Gross Profit Base) X $2,500,000 Projected Gross Profit Growth

            For purposes of this calculation, the following values for the applicable Projected Gross Profit Growth and Gross Profit Base shall be used:

                                            Projected
                                       Gross Profit Growth    Gross Profit Base

               2002                       $5,360,000             $14,500,000
               2003                       $8,117,000             $15,000,000
               2004                       $10,585,000            $16,000,000
               2005                       $13,572,000            $17,000,000
               2006                       $17,658,000            $17,500,000

            The maximum potential earnout is $4,000,000 per year (unless there is an acceleration of remaining Earnout Payments due to a sale of all or part of the Unit), and the total maximum potential earnout of $20,000,000 for the five-year Earnout Period. Buyer shall pay Earnout Payments to the Sellers within sixty (60) days of the end of each Earnout Year according to the payment instructions provided by Sellers unless such payments are accelerated as provided for herein. The attached Exhibit D shows an example of an Earnout calculation.

            For purposes of this Section, the following definitions apply:

        (a) The term "Actual Gross Profit" shall mean, for the applicable period, as determined in accordance with GAAP, the gross revenues attributable to the sale, lease, license, sublicense or distribution or other commercial use of products and services and related assets that comprise the Unit, as defined below, less (1) sales commissions payable to third parties, (2) unreimbursed freight and shipping charges, (3) refunds for returns, and (4) the direct labor, direct material costs and overhead costs in respect of such products and services, provided that if the manufacturing for the Business is relocated after the Closing Date to any facility other than those used by Sellers prior to the Closing, direct labor expenses shall not exceed the percent of direct labor and material costs set forth on Schedule 2.7 for the purposes of the Earnout Payments. If a product or service of the Unit is combined with another product or service of Buyer or its affiliates, divisions or subsidiaries, then gross revenue attributable to the products and services of the Unit shall be equal to the total gross revenue attributable to the combination product, multiplied by a fraction, the numerator of which is the then current stand-alone price (without discounts and not lower than reasonable market value) for such products and services of the Unit, and the denominator of which is the aggregate price of the combination products or services, where the non-Unit products or services included in the combination products or services are valued at current stand alone prices (without price increases attributable to the proposed combination).

        (b) The term "Earnout Year" means those twelve (12) month periods commencing on January 1, 2002 and on subsequent anniversaries thereof.

        (c) The term "Unit" means the business unit(s) of CW Flight, CW Corporation, and any of their subsidiaries, divisions and affiliates that (i) utilize the Purchased Assets and all enhancements, modifications, derivatives or developments thereto; and/or (ii) provide products and services in connection with programs and businesses listed on Schedule 2.7 (collectively, the "Unit").

            From and after the Closing Date, Buyer agrees to (i) operate, or cause to be operated, the Business in good faith and in the ordinary course through December 31, 2006 to the end that the Buyer will not take any action, and will refrain from taking any action that could reasonably be expected to artificially lower or otherwise affect the annual Earnout Payment, (ii) provide Sellers' Representative with a segregated accounting of the Unit to enable Sellers to review the Earnout calculation; (iii) report all items of revenue and expense relating to the Unit in the periods in which they are incurred, (iv) provide the Chairman of LDS or his designee with an income statement for each Earnout Year within 90 days of such year end, (v) provide the Chairman of LDS or his designee with a calculation of the annual Earnout Payment within 90 days of the end of each Earnout Year, (vi) provide the Chairman of LDS or his designee with a quarterly balance sheet and income statement for the Unit, and (vii) provide the Chairman of LDS or his designee with a certification by the Chief Financial Officer of the Buyer that the items in the preceding clauses (iv), (v) and (vi) were prepared in accordance with GAAP.

            Buyer agrees to a minimum yearly aggregate budget for marketing, general and administration and research and development for the Unit of US$ 4,760,000 for the first Earnout Year and 6.8% of the prior year actual annual sales revenues of the Unit for all subsequent Earnout Years, excluding returned products (collectively, the "Resource Allocation"). Buyer's compliance with this requirement shall be measured in the aggregate, rather than by individual cost category, provided that the allocation of spending within the aggregate Resource Allocation shall reflect reasonable business judgments about how to increase the value of the Unit. If the Resource Allocations are not devoted to the Unit in any Earnout Year, Buyer shall pay the Seller the maximum potential Earnout Payment of $4,000,000 for that Earnout Year. The sum of this payment plus the Earnout Payment actually made for that Earnout Year shall not exceed the maximum potential Earnout Payment, absent a sale or transfer of assets from the Unit, of $4,000,000 per year.

            If CW Corporation undergoes a Change in Control (as defined below) prior to December 31, 2006, then the obligations relating to this Earnout shall be assumed by the acquiring entity. In the event that such acquiring entity fails to make any required Earnout Payments within ten
        (10) business days of the date such Earnout Payments are due, the Earnout for all subsequent Earnout Years (and portions thereof) shall become immediately due and payable without further demand or notice, or, for disputed Earnout Payments, after pursing to a final decision the arbitration procedures provided for in Section 13.12. For the purposes of this Section 2.7, "Change of Control" shall be defined as (i) the consolidation of CW Corporation with or acquisition of CW Corporation by another entity in a merger, stock purchase, or other reorganization in which the holders of the outstanding voting stock of CW Corporation immediately preceding the consummation of such event shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity; or (ii) the sale of all or substantially all of CW Corporation's assets.

            If Buyer or its affiliates, subsidiaries or divisions sell or otherwise transfer any of the assets, securities or any portion of the business of the Unit (the "Transferred Assets") to a third party prior to December 31, 2006, other than a sale of such assets in the ordinary course of business or as a result of a Change of Control of CW Corporation, then the present value (as calculated with a discount rate equal to the annual treasury bill rate at the time of the sale or transfer of Transferred Assets) of the maximum potential Earnout for all subsequent Earnout Years (prorated for partial years) shall become immediately due and payable with respect to the Transferred Assets, such payment to be calculated as follows. The maximum potential Earnout for all subsequent Earnout Years (prorated for partial years) shall be multiplied by a fraction, the numerator of which shall be the Actual Gross Profit attributable to the Transferred Assets between January 1, 2002 and the end of the most recent fiscal quarter preceding the transfer, and the denominator of which shall be the Actual Gross Profit of the Unit between January 1, 2002 and the end of the most recent fiscal quarter preceding the transfer (the "Percentage"). The Earnout shall continue to apply to the balance of the Unit with the yearly maximum potential Earnout, the Projected Gross Profit Growth, and the Gross Profit Base all reduced by the Percentage for purposes of calculating subsequent Earnout Payments.

            Buyer and its subsidiaries, divisions and affiliates will permit LDS and its representatives to have access to all books and records and the right to review all Buyer activities necessary to evaluate the Earnout calculation, the Resource Allocation for each Earnout Year, the earnout obligations relating to the SPA, and Buyer's purchasing activities involving purchase of the assets specified in Schedule 2.3 (g) or similar assets during the Earnout Period.

            If LDS disputes the Buyer's determination of any Earnout calculation, it shall notify Buyer in writing (a "Dispute Notice") within thirty (30) days of its receipt of the Buyer's determination. In the event of such a dispute, LDS and Buyer shall first use their best efforts to resolve the dispute. If the dispute cannot be resolved within ten (10) days, it shall be submitted, to an independent public accounting firm on which the Parties mutually agree (the "Accountant") for resolution. Within 30 days after submission of the dispute, the Accountant shall determine the Earnout calculation in accordance with this Agreement. The Accountant's determination shall be final and binding upon the Parties, and the Buyer shall immediately pay to the Seller any additional amount of Earnout due as a result of the Accountant's determination. The fees and expenses of Accountant shall be shared equally by LDS and Buyer.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

        Sellers represent and warrant to Buyer that:

        Section 3.1 Organization. LDS is a limited liability corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. LDS Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Vista is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Sellers has all requisite corporate power and authority to own, lease and operate the properties of the Business, including the Purchased Assets, and to carry on the Business in the places where such properties are now owned, leased or operated, and such Business is now conducted. Each of the Sellers is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

        Section 3.2 Authorization; Enforceability. Sellers have all requisite corporate power and authority to enter into each Acquisition Agreement to which it is a party and to perform its obligations hereunder and thereunder. All acts required to be taken by Sellers to authorize the execution and delivery of the Acquisition Agreements to which they are a party, and the consummation of the transactions contemplated herein and therein, have been taken, and no other corporate proceedings on the part of Sellers are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by Sellers and constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and other laws affecting creditors' rights, or by general equitable principles. Each Acquisition Agreement to which Sellers are a party will be, as of the Closing, duly executed and delivered by Sellers and will constitute a legal, valid and binding obligation of Sellers in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and other laws affecting creditors' rights, or by general equitable principles. The execution and performance of each Acquisition Agreement, and the compliance with the provisions hereof and thereof by Sellers, will not conflict with, violate or result in the breach of any of the terms, conditions or provisions of the respective charter or by-laws of Sellers, as the case may be, or any judgment, order, injunction, decree, law, regulation or ruling of any Governmental Body to which Sellers, the Purchased Assets and/or the Business are subject, except where the same would not impede Sellers' ability to perform its obligations under the Acquisition Agreements or have a Material Adverse Effect. Except as indicated on Schedule 3.2 hereto, the execution and performance of each Acquisition Agreement, and the compliance with the provisions hereof and thereof by Sellers, will not result in any breach of any of the terms or conditions of, or constitute a default under, any license, indenture, mortgage, agreement or other instrument to which any of Sellers is a party or by which it is bound, except where such breach or default would not impede Sellers' ability to perform their obligations under the Acquisition Agreements or have a Material Adverse Effect.

        Section 3.3 Capitalization. The authorized capital stock of LDS Acquisition consists of 200,000 shares of common stock, $.01 par value, of which 10,000 shares are issued and outstanding. The authorized capital stock of Vista consists of 1,000,000 shares of common stock, no par value of which 7,200 shares are issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and nonassessable and will be transferred to Buyer free and clear of any liens or encumbrances. There are no outstanding or authorized options, warrants or similar agreements to which any of the Sellers are a party providing for the issuance or acquisition of any of the capital stock of LDS Acquisition or Vista.

        Section 3.4 Financial Statements. Exhibit A hereto contains the unaudited Balance Sheet of the Business as of June 30, 2001 and the related statement of income for the period then ended (collectively, the "Financial Statements"). Such Financial Statements, except for the absence of footnotes (i) are in accordance with the books and records of each of the Sellers, (ii) are accurate in all material respects, (iii) fairly present, in all material respects, the financial condition and the results of operations of the Business as at and for the twelve month period ending December 31, 2000, for the six month period ending June 30, 2001 and for the three month period ending March 31, 2001, and (iv) have been prepared in accordance with GAAP. To the Sellers' Knowledge, the Sellers do not have any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, related to the Business, that is not reflected or reserved against in the Financial Statements or set forth in the Exhibits and Schedules hereto, except for those which are not required by GAAP to be included in a balance sheet.

        Section 3.5 Government Approvals. Except for the filing requirements under the HSR Act and as set forth on Schedule 3.5 hereto, the Sellers are not required to submit any notice, report or other filing with, or obtain any consent, approval or waiver from, any Governmental Body in connection with its execution, delivery or performance of the Acquisition Agreements, or the consummation of the transactions contemplated herein or therein, except for notice, consent and approval requirements associated with Contracts in which a Government Body is a party, and except where the failure to make such submission or obtain such consent, approval or waiver, would not have a Material Adverse Effect and would not impede Sellers' ability to perform its obligations under the Acquisition Agreements.

        Section 3.6 Fixed Assets; Properties; Liens. Sellers own or lease, subject only to the terms of the Contracts and the matters permitted by the following sentence, all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) included in the Purchased Assets. All properties and assets included in the Purchased Assets are free and clear of all liens and encumbrances.

        Section 3.7 Condition of Assets. Except as set forth in Schedule 3.7 hereto, to the Seller's knowledge, the buildings, plants, structures, and equipment included in the Purchased Assets are structurally sound and are in reasonable operating condition, ordinary wear and tear excepted, and the Sellers are in material compliance with their maintenance obligations under their respective real property leases.

        Section 3.8 Taxes. Each of Sellers and their Affiliates have filed or caused to be filed on a timely basis all Tax returns that are or were required to be filed by them or with respect to it as a member of a group of corporations. All of Sellers' and Affiliates' Taxes required to have been paid on or prior to the date hereof have been paid in full. All Taxes that Sellers or the Affiliates is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other entity or Person. Except as set forth in Schedule 3.8 hereto, there are no assessments against Sellers with respect to Taxes that have been issued and are outstanding. Except as set forth on Schedule 3.8, there is no Tax deficiency outstanding or assessed or proposed against either Sellers that is not reflected as a liability on the Balance Sheet nor have Sellers executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

        Section 3.9 Compensation. Sellers have previously delivered to Buyer a schedule listing the date of hire and salary of each of the Employees. Other than as set forth in Schedule 3.9 hereto, Sellers are not a party to any employment agreement with respect to any of the Employees, or to any union Contract.

        Section 3.10  Employee  Benefit  Plans.  Except as set forth on Schedule
3.10 hereto, Sellers do not have any pension or other employee benefit plans which are subject to the provisions of Title IV of the Employee Retirement Income Security Act of 1974, as amended, the application of which could give rise to direct or contingent liabilities by Buyer to the Pension Benefit Guaranty Corporation.

        Section 3.11 Compliance With Legal Requirements.  Except as set forth in
Schedule 3.11 hereto, to the best of Sellers' Knowledge, the Sellers have conducted the Business in compliance with all applicable Legal Requirements, except for such noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect.

        Section 3.12 Legal Proceedings;  Orders. Except as set forth on Schedule
3.12 hereto, there are no Proceedings pending or, to the best of Sellers' Knowledge, threatened, before any Governmental Body, against any of the Sellers involving, affecting or relating to the Business, the Purchased Assets or the transactions contemplated by this Agreement, except for those which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 3.12, there is no judgment, order, injunction or decree of any Governmental Body to which either of the Sellers , or any of the Purchased Assets is subject.

        Section 3.13 Absence of Certain Changes and Events. Except as set forth in Schedule 3.13 hereto, since September 1, 2001, Sellers have conducted their business only in the ordinary course of business and no event, circumstance or condition has occurred that has caused a Material Adverse Effect.

        Section 3.14 Intellectual Property Assets. Sellers do not own any patents or patent applications. Except as set forth on Schedule 3.14, Sellers own or are the authorized licensees of the software and documentation and product specifications that are used in the Business (other than off-the-shelf software, licenses pursuant to "shrink wrap" or click licenses, all of which are used in the Business in the ordinary course), free and clear of all liens, and all of the intellectual property assets owned by Sellers and used in the Business ("Intellectual Property Assets") are included in the assets and properties to be transferred hereunder. Sellers have not received written notice of any claims, disputes, actions, proceedings, suits or appeals pending against them with respect to any of the Intellectual Property and none has been overtly threatened within the last twelve months, except such as would not, individually or in the aggregate, have a Material Adverse Effect. To Sellers' Knowledge, the use of the Intellectual Property Assets does not infringe the property rights of any third party.

        Section 3.15 Contracts. Schedule 3.15 hereto sets forth a list of all material Contracts which involve remaining consideration in excess of $50,000, the term of which has not expired or been terminated. Except where the same would not have a Material Adverse Effect, each such Contract is legal, valid, binding and enforceable against any Seller that is a party thereto in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy or other laws affecting creditors' rights, or by general equity principles, and is in full force and effect on the date hereof. Sellers have not received any written notice of default that has not been cured in respect of, any such Contract. To Sellers' Knowledge, no party to any such Contract is in default in respect thereof and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except where such a default would not have a Material Adverse Effect. Sellers have made available to Buyer true and complete copies of all of such Contracts. Except as set forth on Schedule 3.15 hereto or where the failure to obtain such consent would not have a Material Adverse Effect, and taking into account the provision in Section 2.3(d) allowing for Sellers to hold any Contracts on behalf of Buyer until consent to assign such Contracts to Buyer is obtained. Such Contracts included in the Purchased Assets are assignable to Buyer without any required consent of any other Person.

        Section  3.16  Labor  Relations;  Compliance.  Except  as set  forth  in
Schedule 3.16 hereto, neither Sellers are a party to any collective bargaining or other union Contract. There is not presently pending or existing and threatened, any strike, slowdown, picketing or other work stoppage. Except as set forth in Schedule 3.16 hereto, to the Sellers' Knowledge, Sellers have complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, absence of sexual or other harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect.

        Section 3.17 Insurance. Schedule 3.17 is a true and complete list of all insurance policies held by the Sellers. All such insurance policies are in full force and effect.

        Section 3.18 Real Property. Sellers do not own any real property used or held for use in connection with the Business.

        Section 3.19 Brokerage. Except for fees payable to Windsor Group, LLC, Sellers have not incurred, directly or indirectly, any obligation or liability, contingent or otherwise, for any brokerage fees, finder's fees, agent's commissions or other like payment in connection with this Agreement, or the transactions contemplated herein.

        Section 3.20 Accounts Receivable. To Sellers' Knowledge, all accounts receivable being transferred as assets of the Business are collectible in the ordinary course of business and are not subject to any valid defenses to the right to collect.

        Section 3.21 Inventory. All amounts shown for inventory on the Balance Sheet, as adjusted for the inventory set forth on Schedule 2.3 (g), have been determined in accordance with GAAP consistently applied in all material respects, including but not limited to adjustments for scrap, excess and/or obsolete material and the Inventory has not been engineered out of current or planned products as of the Closing Date.

        Section 3.22 Gross Profit Margins. The Gross Profit Margins set forth on
Schedule 3.22, representing Contracts with unperformed balances of $500,000 or more as of the Closing Date, are complete and accurate as of October 20, 2001 and have been determined in accordance with Sellers' historic practices and GAAP as of the Closing Date.

        Section 3.23 Rights to TASS and Qupid Programs. All of Lau's rights to and in the TASS and Qupid programs have been assigned to Sellers.

        Section 3.24 Price Adjustment. Provided that Sellers maintain control of all negotiations under the contract between LDS and United Defense, L.P. relating to the Bradley Program (a multiyear contract with purchase order number BV0003144), Sellers represent that there will be no downward adjustment in the contract price as a result of a United Defense, L.P. Audit under such contract provided that LDS performs its obligations under such contract after the Closing Date.

                                  ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Sellers that:

        Section 4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        Section 4.2 Authorization; Enforceability. Buyer has all requisite corporate power and authority to enter into each Acquisition Agreement, and to perform its obligations hereunder and thereunder. All acts required to be taken by Buyer to authorize the execution and delivery of each Acquisition Agreement, and the consummation of the transactions contemplated herein and therein, have been taken, and no other corporate proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and other laws affecting creditors' rights, or by general equitable principles. Each Acquisition Agreement will be, as of the Closing, duly executed and delivered by Buyer, and will constitute legal, valid and binding obligations of Buyer in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and other laws affecting creditors' rights, or by general equitable principles. The execution and performance of each Acquisition Agreement, and the compliance with the provisions hereof and thereof by Buyer, will not conflict with, violate or result in the breach of any of the terms, conditions or provisions of the Certificate of Incorporation or by-laws of Buyer, or any judgment, order, injunction, decree, law, regulation or ruling of any Governmental Body to which Buyer is subject, except where the same would not impede Buyer's ability to perform its obligations under the Acquisition Agreements or have a material adverse effect on the condition, results of operations, properties, assets or business of Buyer, taken as a whole. The execution and performance of each Acquisition Agreement, and the compliance with the provisions hereof and thereof by Buyer, will not result in any breach of any of the terms or conditions of, or constitute a default under, any license, indenture, mortgage, agreement or other instrument to which Buyer is a party or by which it is bound, except where such breach or default would not impede Buyer's ability to perform its obligations under the Acquisition
Agreements or have a material adverse effect on the condition, results of operations, properties, assets or business of Buyer, taken as a whole.

        Section 4.3 Government Approvals. Except for the filing requirements under the HSR Act and as set forth in Schedule 4.3 hereto, Buyer is not required to submit any notice, report or other filing with, or obtain any consent, approval or waiver from, any Governmental Body in connection with its execution, delivery or performance of the Acquisition Agreements, or the consummation of the transactions contemplated herein or therein, except where the failure to make such submission or obtain such consent, approval or waiver, would not have a material adverse effect on the condition, results of operations, properties, assets or business of Buyer, taken as a whole and would not impede Buyer's ability to perform its obligations under the Acquisition Agreements.

        Section 4.4 Brokerage. Except with respect to its arrangement with Philpott, Ball & Werner, Buyer has not incurred, directly or indirectly, any obligation or liability, contingent or otherwise, for any brokerage fees, finder's fees, agent's commissions or other like payment in connection with this Agreement, or the transactions contemplated herein.

        Section 4.5 Investment. The Buyer is not acquiring the Stock with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933 , as amended.

                                   ARTICLE V.

                              COVENANTS OF SELLERS

        Section 5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Sellers will (a) afford Buyer and its Representatives, access to each of the Sellers' personnel, properties, Contracts, books and records, on reasonable notice and during regular business hours, and (b) furnish Buyer with such additional financial, operating, and other data and information in the Sellers' possession as Buyer may reasonably request.

        Section 5.2 Conduct of Business. Prior to the Closing Date, Sellers will
(a) conduct the Business only in the ordinary course of business; and (b) use their reasonable efforts to preserve intact their current business organization, retain the services of their present officers, employees, agents and sales representatives, and preserve the relations and goodwill with their suppliers, customers, landlords, creditors, Employees, agents and others having business relations with the Sellers.

        Section 5.3 Required Approvals. As promptly as practicable after the date of this Agreement, Sellers will, and Sellers will cause their applicable Affiliates to, make all filings required by Legal Requirements to be made by them in order to consummate the contemplated transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Sellers will, and Sellers will cause their applicable Affiliates to, (a) cooperate with Buyer with respect to all filings that Buyer is required by Legal Requirements to make in connection with the transactions contemplated hereby, and (b) cooperate with Buyer in obtaining all consents identified in Schedule
4.3 hereto.

        Section 5.4 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article XI, Sellers and their Affiliates will not, nor will Sellers permit any entity that they control or any of their respective Representatives to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Business or assets (other than in the ordinary course of business) of Sellers or any of the securities of the Sellers, or any merger, consolidation, business combination, or similar transaction involving Sellers.

        Section 5.5 Additional Information. Sellers shall promptly furnish to Buyer all such financial and operating reports with respect to the Business as may be prepared by them from time to time between the date hereof and the Closing Date as Buyer may reasonably request. Sellers shall make available to Buyer information with respect to any document, event, transaction or condition entered into or occurring after the date hereof which, had it occurred or been in effect on or prior to the date hereof, would have been included on the Schedules to this Agreement, and any such information which would have been included on a Schedule shall be deemed to amend the relevant Schedule when so provided.

        Section 5.6 Reasonable Efforts. Sellers will use their reasonable efforts to effectuate the transactions hereby contemplated and to fulfill the conditions to Buyer's obligations under Article VII of this Agreement.

        Section 5.7 Non Solicitation; Non-Interference. At no time after the date hereof until the fifth anniversary of the Closing Date shall the Sellers, Lau or their Affiliates and/or any entity it controls:

            directly or indirectly, in any capacity or in association with any other person, solicit, induce, or in any manner attempt to solicit or induce, any Employees to terminate his or her employment or to become their employees, or directly or indirectly, interfere with Buyer's relationship with, cause the cancellation, discontinuation, termination or alteration (in a manner detrimental to Buyer) of Buyer's relationship with any party who is a customer, supplier, or manufacturer with respect to the Business.

                                  ARTICLE VI.

                               COVENANTS OF BUYER

        Section 6.1 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its applicable Affiliates to, make all filings required by Legal Requirements to be made by them in order to consummate the contemplated transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each of its applicable Affiliates to,

        (a) cooperate with Sellers and the Affiliates with respect to all filings that either Sellers and the Affiliates is required by Legal Requirements to make in connection with the transactions contemplated hereby, and

        (b) cooperate with Sellers and the Affiliates in obtaining all consents identified in Schedule 3.5 hereto.

        Section 6.2 Employees and Employee Benefits.

            (a) Hiring. At the Closing Date, Buyer will offer to employ on an at-will basis (except where otherwise contemplated by this Agreement) each of Sellers' Employees listed on Schedule 1.18, on substantially the same terms and conditions, including position, rates of pay, service and credit, subject to changes as may be made by Buyer in the ordinary course of business after the Closing Date. The individuals who accept Buyer's offer hereunder are hereinafter referred to as the "Assumed Employees." Buyer shall not take any action with respect to Employees who become employees of Buyer or its Affiliates on the Closing Date which could create Worker Adjustment and Retraining Notification Act
        liabilities  for,  or  in  any  Affiliates   thereof,   Sellers  or  its
        Affiliates.

            (b) Welfare Benefits. Commencing as of 12:01 a.m. on the Closing Date, Buyer shall provide the Assumed Employees and their dependents and beneficiaries (collectively with such Assumed Employees, the "Eligible Individuals") Employee Welfare Benefit Plan (including severance plans) coverages (i) in each case as provided by Buyer's comparable Employee Benefit Plan, (ii) without application or reapplication of any elimination or waiting period, eligibility period (other than such periods as may be generally applicable to Buyer's employees, and subject to (iii) following), or exclusion of pre-existing condition, and (iii) crediting each Assumed Employee's service with Seller through the Closing Date as though such service had been performed with Buyer for purposes of participation in Buyer's Employee Benefit Plans including, without limitation, vacation, vacation pay, severance benefits, service awards, Buyer's 401(k) Plan, and health plans, except as otherwise agreed to by Sellers and Buyer. The parties acknowledge that the Buyer is not assuming any of the Seller's Employee Benefit Plans. Upon the Closing Date, the Buyer shall assume the obligation to make COBRA coverage available to the Eligible Individuals under its group health plan.

            (c) 401(k) Plan. The parties acknowledge that Buyer is not assuming the 401(k) plan covering Seller's employees ("Sellers' 401(k) Plan"). Each Assumed Employee instead shall be eligible to participate in the 401(k) plan administered by the Buyer for employees of Buyer ("Buyer's 401(k) Plan") commencing as of the Closing Date pursuant to the terms of the Buyer's 401(k) Plan. Service of the Assumed Employees with Seller through the Closing Date shall be taken into account for purposes of participation in Buyer's 401(k) Plan. If an Assumed Employee desires to rollover his or her account balance at the time of distribution from the Seller's 401(k) Plan, Buyer and Seller shall reasonably cooperate to facilitate the rollover of each electing Assumed Employee's account balance from Seller's 401(k) Plan to Buyer's 401(k) Plan.

            (d) Employment Tax Filings. Buyer and Seller agree that, with respect to each Assumed Employee, each of Buyer and Seller will follow the alternative procedures for employment tax filings that are set out in Section 5 of IRS Rev. Proc. 96-60 and that Buyer shall include on Forms W-2 filed for each Assumed Employee (i) the entire amount of each Assumed Employee's wages and other compensation for the 2001 calendar year and (ii) the entire amount of Tax withheld and paid during the 2001 calendar year in connection with amounts paid or owing to each Assumed Employee.

        Section 6.3 Reasonable Efforts. Buyer will use its reasonable efforts to effectuate the transactions hereby contemplated and to fulfill the conditions to Sellers' obligations under Article VIII of this Agreement.

                                  ARTICLE VII.

                        CONDITIONS TO BUYER'S OBLIGATIONS

            All obligations of Buyer under this Agreement are subject to the fulfillment, at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part at or prior to the Closing by Buyer:

        Section 7.1 Accuracy of Representations and Warranties. All the representations and warranties of Sellers contained in this Agreement shall be accurate in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for such changes therein as are contemplated by this Agreement.

        Section 7.2 Sellers' Performance. Sellers shall have performed and complied in all material respects with all agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing Date.

        Section 7.3 Officer's Certificate. Buyer shall have received a certificate of an officer of Sellers, dated the Closing Date, certifying on behalf of Sellers as to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof.

        Section 7.4 Governmental Consents. Sellers shall have made all filings and petitions required to be made by them prior to the Closing Date (and all applicable waiting periods shall have expired), and Buyer shall have received all consents, approvals, authorizations and permits required to be obtained prior to the Closing Date from all governmental and regulatory authorities in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions hereby contemplated, as set forth on
Schedule 3.5.

        Section 7.5 HSR. Sellers shall have made all pre-merger notification filings required to be made by them under the HSR Act, and all applicable waiting periods thereunder shall have expired or been terminated without any request from any appropriate governmental agency for additional information or, if additional information has been requested, all applicable extended waiting periods shall have expired and no party to this Agreement shall have received notice from the Federal Trade Commission or the Department of Justice that the transactions contemplated by this Agreement violate the Federal Trade Commission Act or the Clayton Act.

        Section 7.6 No Injunctions. No court, agency or other authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the performance of Buyer's obligations hereunder, nor shall there be pending any suit, action or proceeding requesting such relief or remedy.

        Section 7.7 Consents. There shall have been obtained the consent, in form and substance reasonably satisfactory to counsel for Buyer, of each other party to those Contracts specified as requiring such consent on Schedule 3.15 hereto, the failure to obtain which consents, individually or in the aggregate, would have a Material Adverse Effect.

        Section 7.8 Conveyances. Buyer shall have received all conveyances, deeds, assignments, bills of sale, confirmations, and further instruments as shall be necessary in order to complete the conveyances, transfers, assignments and deliveries provided for herein and to convey to Buyer the Purchased Assets.

        Section 7.9 Lease Agreement. Sellers or their Affiliates, as the case may be, shall have transferred their subleases relating to the Leases to Buyer.

        Section 7.10 Employment Agreements. Buyer shall have entered into mutually satisfactory employment agreements with Messrs. Andrew Davis, Phil Hamilton, Henry Squillante, Darwin Beckel, Dennis Lussier, Paul Malchodi, Richard Copra, Lance Martin, David Dietz, Gorky Chin and Ron Rambin and Ms. Pushpa Dixit.

        Section 7.11 Adequate Customer Assurances. Buyer shall have received adequate assurances from the customers of the Sellers that Buyer's acquisition of Sellers' assets will have no material effect on the customers' future plans to conduct business with the Buyer as the operator of the Business.

        Section 7.12 Schedules and Exhibits. Sellers and Buyer shall have agreed to the form and content of all Schedules and Exhibits to this Agreement.

        Section 7.13 Transition Services Agreement. Sellers or Lau, as the case may be, shall have executed and delivered the Transition Services Agreement.

                                 ARTICLE VIII.

                       CONDITIONS TO SELLERS' OBLIGATIONS

            All obligations of Sellers under this Agreement are subject to the fulfillment, at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part at or prior to the Closing by Sellers:

        Section  8.1  Accuracy  of  Representations  and  Warranties.   All  the
representations and warranties of Buyer contained in this Agreement shall be accurate in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for such changes therein as are contemplated by this Agreement.

        Section 8.2 Buyer's Performance. Buyer shall have performed and complied in all material respects with all agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing Date.

        Section 8.3 Officer's Certificate. Sellers shall have received a certificate of an officer of Buyer, dated the Closing Date, certifying on behalf of Buyer as to the fulfillment of the conditions specified in Sections 8.1 and
8.2 hereof.

        Section 8.4 Governmental Consents. Buyer shall have made all filings and petitions required to be made by it prior to the Closing Date (and all applicable waiting periods shall have expired), and Sellers shall have received all consents, approvals, authorizations and permits required to be obtained prior to the Closing Date from all governmental and regulatory authorities in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions hereby contemplated, set forth on Schedule 4.3.

        Section 8.5 HSR. Buyer shall have made all pre-merger notification filings required to be made by it under the HSR Act, and all applicable waiting periods thereunder shall have expired or been terminated without any request from any appropriate governmental agency for additional information or, if additional information has been requested, all applicable extended waiting periods shall have expired and no party to shall have received notice from the Federal Trade Commission or the Department of Justice that the transactions contemplated by this Agreement violate the Federal Trade Commission Act or the Clayton Act.

        Section 8.6 No Injunctions. No court, agency or other authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the performance of Sellers' obligations hereunder, nor shall there be pending any suit, action or proceeding requesting such relief or remedy.

        Section 8.7 Purchase Price. Sellers shall have received the Cash Purchase Price payable to it from Buyer pursuant to Section 2.4 hereof, by wire transfer of immediately available funds to a bank account designated by it.

        Section  8.8  Assumption  Agreement.   Buyer  shall  have  executed  and
delivered to Sellers the Assumption Agreement.

        Section 8.9 Lease Agreements. Buyer shall have entered into sub-leases for the Leases and assumed the obligations thereunder.

        Section 8.10 Employment Agreements. Buyer shall have entered into mutually satisfactory employment agreements with the individuals named in
Section 7.10.

        Section 8.11 Schedules and Exhibits. Sellers and Buyer shall have agreed to the form and content of all Schedules and Exhibits to this Agreement.

        Section 8.12 Transition Services Agreement. Buyer shall have executed and delivered the Transition Services Agreement.

                                  ARTICLE IX.

                             POST-CLOSING COVENANTS

        Section 9.1 Further Assurances. From and after the Closing Date, each party to this Agreement shall (or shall cause its applicable Affiliate to), at any time and from time to time, at the requesting party's cost and expense, make, execute and deliver, or cause to be made, executed and delivered, such assignments, assumptions, deeds, bills of sale, filings and other instruments, consents and assurances and take or cause to be taken all such action as the other party may reasonably request to carry out the terms of this Agreement. In addition, each party agrees to, and will cause its and its Affiliates' Representatives to, cooperate fully with the other party in connection with any Proceeding which relates to the operation or activities of the Business prior to the Closing Date.

        Section 9.2 Retention of Records. After the Closing, Sellers and their Affiliates and Representatives shall, upon reasonable notice to Buyer, have access during usual business hours to the books and records of the Business for all periods prior to the Closing Date for all reasonable business and tax purposes and may make copies or extracts from such books and records for all reasonable business and tax purposes. Buyer agrees to retain the books and records of the Business prior to the Closing Date for at least ten years after the Closing Date except where longer records retention is required by applicable law (including Internal Revenue Service requirements).

        Section 9.3 Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, compliant, claim, or demand in connection with
(a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Sellers, each of the other parties will cooperate with the contesting or defending party and his or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all (solely with respect to third party costs) at the sole cost and expense of the contesting or defending party (unless the contesting or defending Party is entitled to indemnification therefor under Article XII below).

        Section 9.4 Payment of Liabilities. The Buyer shall pay, perform or otherwise discharge when due all liabilities and obligations assumed by it pursuant to the terms of this Agreement.

        Section 9.5 No Section 338 Election. The Buyer agrees not to file by election under Section 338 of the Code with respect to the transactions contemplated hereby.

                                   ARTICLE X.

                                 NONCOMPETITION

        Section 10.1 Noncompetition. Sellers, Lau and their Affiliates covenant and agree, that, for a period of five (5) years from the Closing Date, they will not, anywhere in the world, directly or indirectly engage in or own, operate, advise or manage any Person engaged in the Business.

        Section 10.2 Breach. In the event of a breach, or threatened breach of the provisions of this Article X, in addition to any other remedies Buyer may have at law or in equity, Buyer shall be entitled to seek an injunction or similar remedy so as to enable it specifically to enforce such provisions.

        Section 10.3 Severability. It is the desire and intent of the parties hereto that the provisions of this Article X be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this

Article X should be adjudicated to be invalid or unenforceable, such portion shall be deleted and such deletion shall apply only with respect to the operation of this Article X in the particular jurisdiction in which such adjudication is made. To the extent any provision hereof is deemed unenforceable by virtue of its scope in terms of area or length of time, but may be enforceable with limitations thereon, the parties agree that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction in which enforcement is sought.

                                  ARTICLE XI.

                           TERMINATION AND ABANDONMENT

        Section 11.1 Termination. This Agreement may be terminated at any time prior to or on the Closing Date:

            (a) by mutual consent of Buyer and Sellers;

            (b) by either Buyer or Sellers, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations) on or before December 31, 2001 or such later date as Buyer and Sellers may agree upon;

            (c) by Buyer, if there has been a material violation or breach by Sellers or of any agreement, representation or warranty contained in this Agreement, or if the satisfaction of any condition to the obligations of Buyer or its Affiliates hereunder becomes impossible, and such violation, breach or condition has not been waived by Buyer; or

            (d) by Sellers, if there has been a material violation or breach by Buyer of any agreement, representation or warranty contained in this Agreement, or if the satisfaction of any condition to the obligations of Sellers hereunder becomes impossible, and such violation, breach or condition has not been waived by Sellers. Section 11.2 No Waiver. No termination pursuant to Section 11.1 hereof shall be deemed to constitute a release or waiver by any party to this Agreement of any claim against another party hereto based on any breach by such party of its agreements, representations and warranties contained herein.

                                  ARTICLE XII.

                                 INDEMNIFICATION

        Section 12.1 Indemnity by Sellers and Lau. Sellers and Lau agree to indemnify and hold harmless Buyer and its Affiliates, employees, agents and representatives from and against, and to reimburse Buyer and its Affiliates, employees, agents and representatives in accordance with this Article XII with respect to, any and all loss, damage, liability, claims, cost and expense (but excluding lost profits and speculative damages), including reasonable attorneys', accountants' and experts' fees, incurred by Buyer or its Affiliates by reason of or arising out of or in connection with:

                (i) the material breach of any representation or warranty contained in Article III hereof;

                (ii) the material  failure of Sellers to perform any  obligation required by this Agreement to be performed by it; or

                (iii) any  liability  or  obligation  of Sellers  that is not an
            Assumed Liability.

        Buyer agrees to give prompt notice to Sellers of the allegation by any third party of the existence of any liability, obligation, contract, other commitment or state of facts referred to in this Section 12.1, except that a failure to provide such prompt notice shall not be a defense against a claim for indemnity unless Sellers can demonstrate that they were materially prejudiced by the failure to provide such notice. Sellers shall be entitled to control the contest, defense, settlement or compromise of any such claim (including engagement of counsel in connection therewith), at its own cost and expense, including the cost and expense of attorneys', accountants' and experts' fees in connection with such contest, defense, settlement or compromise; provided that Sellers provide Buyer with written notice of its election to control such contest, defense, settlement or compromise within ten days of Buyer's delivery of notice to Sellers of such allegation, and Buyer shall have the right to participate in the contest, defense, settlement or compromise of any such claim at its own cost and expense, including the cost and expense of attorneys', accountants' and experts' fees in connection with such participation; provided, however, that, Sellers shall not settle or compromise any such claim without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

        Section 12.2 Indemnity by Buyer. Buyer agrees to indemnify and hold harmless Sellers, Lau and their Affiliates from and against, and to reimburse Sellers, Lau, and their Affiliates in accordance with this Article XII with respect to, any and all loss, damage, liability, claims, cost and expense (but excluding lost profits and speculative damages), including reasonable attorneys', accountants' and experts' fees, incurred by Sellers or their respective Affiliates or Lau by reason of or arising out of or in connection with:

                (i) the material breach of any representation or warranty contained in Article IV hereof;

                (ii) the  material  failure of Buyer to perform  any  obligation required by this Agreement to be performed by it;

                (iii) any claims  arising out of Buyer's  obligations  under the
            SPA with respect to Buyer's obligations under the third year of the earnout provided for in the SPA;

                (iv) the Assumed Liabilities; or

                (v) any  liability,  obligation or expense  arising out of or in
            connection  with  any  action,  suit,  claim,   charge,   complaint,
            proceeding or investigation to the extent arising out of or in connection with the operations of the Business on or after the
            Closing Date, including, without limitation, any claims for severance of Employees terminated by Buyer or its Affiliates and any liability under or associated with the Worker Adjustment and Retraining Notification Act which may be assessed against or imputed to Sellers or the Affiliates.

        Sellers agree to give prompt notice to Buyer of the allegation by any third party of the existence of any liability, obligation, contract, other commitment or state of facts referred to in this Section 12.2, except that a failure to provide such prompt notice shall not be a defense against a claim for indemnity unless Sellers can demonstrate that they were materially prejudiced by the failure to provide such notice. Buyer shall be entitled to control the contest, defense, settlement or compromise of any such claim (including the engagement of counsel in connection therewith), at its own cost and expense, including the cost and expense of attorneys', accountants' and experts' fees in connection with such contest, defense, settlement or compromise; provided that Buyer provides Sellers with written notice of its election to control such contest, defense, settlement or compromise within ten days of Sellers' delivery of notice to Buyer of such allegation, and Sellers shall have the right to participate in the contest, defense, settlement or compromise of any such claim at its own cost and expense, including the cost and expense of attorneys', accountants' and experts' fees in connection with such participation; provided, however, that, Buyer shall not settle or compromise any such claim without the prior written consent of Sellers, which consent shall not be unreasonably withheld.

        Section 12.3 Threshold and Ceiling. The indemnification obligation of either party pursuant to Sections 12.1(i) and 12.2(i) above shall not take effect until the cumulative amount of damages for which such indemnification is claimed exceeds in the aggregate the amount of Four Hundred Ten Thousand Dollars ($410,000). Once this threshold is exceeded, the party seeking to enforce the indemnity may recover all damages, without regard to the Threshold. The aggregate amount of aggregate payments by the Sellers and Lau in satisfaction of claims for indemnification under Section 12.1(i) shall not exceed $20,500,000. Once the Escrow funds are exhausted, the Buyer may withhold any amounts for which Sellers are liable under this indemnity from the Earnout, subject to the terms and conditions of this Agreement. The aggregate amount of all payments by the Buyer in satisfaction of claims for indemnification under Section 12.2(i) shall not exceed $20,500,000.

        Section 12.4 Tax Benefits and Insurance Coverage. The amount of any indemnifiable loss shall be reduced to take account of any benefits in the form of tax deductions to the party incurring the loss or to account for any insurance recovery.

        Section 12.5 Exclusive Remedy. The indemnification provided in Article XII shall be the sole and exclusive remedy for (i) any inaccuracy or breach of any representation or warranty made by any party in this Agreement or (ii) any violation of any statute, regulation or common law; except that this Section
12.5 shall not limit any party's remedy for fraud.

                                   ARTICLE 13

                                  MISCELLANEOUS

        Section 13.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement agrees to pay, without right of reimbursement from the other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

        Section 13.2 Public Announcements. Buyer and Sellers shall consult with one another before issuing any press release or public announcement about the transactions contemplated by this Agreement and except as may be required by applicable Legal Requirements, no party shall issue any such press release or other public announcement without the prior written consent of the other party.

        Section 13.3 Confidentiality. The Confidentiality and Non-Disclosure Agreement dated August 13, 2001, between Buyer and Lau Defense Systems will remain in full force and effect until the Closing shall have occurred, and all information received by Buyer, its Affiliates or Representatives relating to the Business, whether orally or in writing, shall be subject thereto.

        Section 13.4 Notices. All notices, consents, waivers, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time (a) personally delivered, (b) deposited, prepaid in a nationally established overnight delivery firm such as Federal Express,
(c) mailed by certified mail, return receipt requested, or (d) transmitted by facsimile (which shall be confirmed by a writing sent by certified mail on the same business day as such facsimile is sent), as follows:

As to Buyer:
                           Curtiss-Wright Corporation
                           1200 Wall Street West
                           Lyndhurst, New Jersey 07071

                           Attn:    General Counsel

and
                           Curtiss-Wright Flight Systems, Inc.
                           3120 Northwest Boulevard
                           Gastonia, NC 28052-1167

                           Attn:    President

As to Sellers:             Lau Defense Systems, LLC
                           30 Porter Road
                           Littleton, MA  01460

                           Attn:  Chairman

copy to:                   Hill & Barlow, a Professional Corporation
                           One International Place
                           Boston, MA  02110

                           Attn:  Charles J. Johnson
or to any other address which such party may have subsequently communicated to the other party by a notice given in accordance with the provisions of this Section.

        Section 13.5 Survival. All statements, certifications, indemnifications, representations and warranties made hereby by the parties to this Agreement, and their respective covenants, agreements and obligations to be performed pursuant to the terms hereof, shall survive the Closing Date and terminate eighteen months after the Closing Date, except to the extent a party gives written notice to the other party of any breach thereof on or before such date, and except for the ongoing obligations provided for in Sections 2.2(a)(x), 2.3(g), 2.3(h), 2.4(b), 2.4(c), 2.7, 5.7, 6.2, 6.3, Article IX, Article X, Article XII, and
Article XIII, which shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitation) and ongoing obligations under the Assumption Agreement and the Transition Services Agreement.

        Section 13.6 Entire Agreement. This Agreement, the Exhibits and Schedules attached hereto, the Confidentiality and Non-Disclosure Agreement dated August 13, 2001 between Buyer and Lau Defense Systems and the other Acquisition Agreements contain every obligation and understanding between the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreement, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants or other understandings, other than as expressly provided herein or therein.

        Section 13.7 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereto may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a Person who has been authorized by such party to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

        Section 13.8 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective Affiliates, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

        Section 13.9 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

        Section 13.10 Headings and Interpretation. Titles and headings to articles and sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any disclosure made on any individual schedule to this Agreement shall be deemed to be made for purposes of all schedules to this Agreement to which such disclosure is applicable.

        Section 13.11 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of laws thereof.

        Section 13.12 Dispute Resolution. In the event of a dispute relating to this Agreement, the Parties shall make a good faith effort to settle any differences without resorting to arbitration. If settlement of the dispute is not possible, any and all disputes shall be resolved by arbitration. However, the Party wishing to initiate arbitration shall give 30 days prior written notice to the other Parties. During this 30-day period, selected senior management of the Parties shall further attempt to resolve the dispute. Any unresolved dispute arising out of or related to this Agreement, including its interpretation, validity, scope and enforceability, shall be resolved by arbitration to be held exclusively in Boston, Massachusetts and such arbitration shall be the Parties' exclusive remedy.

        Arbitration shall be conducted in accordance with the then existing Commercial Dispute Resolution Procedures of the American Arbitration Association. The arbitration shall be conducted by a one arbitrator to be named by the Parties. Should the Parties fail to agree as to the naming of such arbitrator, the arbitrator shall be determined in accordance with the applicable rules of the American Arbitration Association.

        The arbitrator shall decide each issue presented in writing. The decision of the arbitrator shall be final and binding. The arbitrator shall divide all costs in conducting the arbitration in the final award in accordance with what is just and equitable under the circumstances. Except as otherwise herein provided, each Party shall bear the burden of its own counsel fees incurred in connection with the arbitration proceedings under this Agreement.

        All information relating to or disclosed by any Party in connection with the arbitration of any dispute relating to this Agreement shall be treated by the Parties, the representatives of the Parties and the arbitrator as confidential business information and no disclosure of such information shall be made by either Party or the arbitrator without the prior written consent of the Party furnishing such information in connection with the arbitration proceeding.

        Judgment upon award rendered by the arbitrator may be entered in any court having jurisdiction over the Parties or their assets; or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. None of the Parties to this Agreement shall be liable for any incidental, consequential or punitive damages arising out of or related any breach of this Agreement.

        Section 13.13 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that this Agreement may not be assigned by either party to any Person without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may assign any of its rights under this Agreement, in whole or in part, to one or more wholly owned subsidiaries of Buyer. Any party so assigning this Agreement shall remain fully liable to the other party for the performance by any designee or assignee of any obligation of such party delegated to such designee or assignee.

        Section 13.14 Taxes. Any taxes in the nature of sales or transfer taxes, documentary stamps or similar taxes payable on the sale or transfer of all or any portion of the assets, properties, business or equity interests being transferred hereunder or the consummation of any other transaction contemplated hereby, shall be paid by Buyer.

        Section 13.15 Bulk Transfer Laws. Buyer hereby waives compliance by Sellers with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the transactions contemplated by this Agreement.

        Section 13.16 Attorneys Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and disbursements in addition to any other relief to which such party may be entitled.

        Section 13.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

                            [SIGNATURE PAGE FOLLOWS]

                IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement the day and year first above written.

                                    CURTISS-WRIGHT CORPORATION

                                    By: ______________________
                                    Name:
                                    Title:

                                    CURTISS-WRIGHT FLIGHT SYSTEMS, INC.


                                    By: ______________________
                                    Name:
                                    Title:

                                    LAU DEFENSE SYSTEMS LLC

                                    By: ______________________
                                    Name:
                                    Title:

                                    LDS ACQUISITION CORP.

                                    By: ______________________
                                    Name:
                                    Title:

                                    VISTA CONTROLS INC.

                                    By: ______________________
                                    Name:
                                    Title:

                                    LAU ACQUISITION CORP. D/B/A LAU TECHNOLOGIES

                                    By: ______________________
                                    Name
                                    Title:

                                    EXHIBIT D

EARNOUT BASED ON ORGANIC GROWTH ONLY

                      ($ in 000's)                          2002               2003             2004
Gross Profit - Base                                         $ 14,500           $ 15,000         $ 16,000
Gross Profit - Projected                                    $ 19,860           $ 23,117         $ 26,585
                                                            --------           --------         --------
Projected Gross Profit Growth                               $  5,360           $  8,177         $ 10,585
                                                            --------           --------         --------
Earnout (Prorated up to 1.6 times)                          $  2,500           $  2,500         $  2,500
Maximum Potential Annual Earnout                            $  4,000           $  4,000         $  4,000
                                                            --------           --------         --------

                                                            2005               2006
Gross Profit - Base                                         $ 17,000           $ 17,500
Gross Profit - Projected                                    $ 30,572           $ 35,158
                                                            --------           --------
Projected Gross Profit Growth                               $ 13,572           $ 17,658
                                                            --------           --------
Earnout (Prorated up to 1.6 times)                          $  2,500           $  2,500
Maximum Potential Annual Earnout                            $  4,000           $  4,000
                                                            --------           --------

Example                                                     2002               2003             2004
Gross Profit - Actual                                       $ 22,360           $ 30,117         $ 24,585
Less: Gross Profit - Base                                    (14,500)           (15,000)         (16,000)
                                                            --------           --------         --------
Actual Gross Profit Growth                                  $  7,860           $ 15,117         $  8,585
                                                            --------           --------         --------
Ratio of Act. GP Growth to Proj. GP Growth                      1.47               1.86             0.81
                                                            --------           --------         --------
Earnout Payments                                            $  3,666           $  4,000         $  2,028
                                                            --------           --------         --------

                                                            2005               2006
Gross Profit - Actual                                       $ 42,572           $ 43,158
Less: Gross Profit - Base                                    (17,000)           (17,500)
                                                            --------           --------
Actual Gross Profit Growth                                  $ 25,572           $ 25,658
                                                            --------           --------
Ratio of Act. GP Growth to Proj. GP Growth                      1.88               1.45
                                                            --------           --------
Earnout Payments                                            $  4,000           $  3,633
                                                            --------           --------